Exhibit 10.48

1 December 2025

Dear Sirs,

ENGAGEMENT AS ADVISOR IN CONNECTION WITH THE PROPOSED GOLD TOKENISATION EXERCISE, POST-ISSUANCE ADVISORY, AND ASSET SERVICING OF BRIDGE GOLD (“PROPOSED EXERCISE”)

1.	INTRODUCTION

1.1	We refer to the above matter.

1.2	We, Smart Bridge Technologies Limited (BVI Company No.: 2148397) (“Advisor”), thank you for the opportunity to act as your advisor in connection with the Proposed Exercise. This letter sets out the terms and conditions of our engagement as your advisor in connection with the Proposed Exercise (“Engagement Letter”).

1.3	Bridge Gold (provisional designation) is an institutional-grade, physical gold-backed stablecoin (“Bridge Gold”), where each token represents independently verified gold bars, intended to facilitate multi-currency settlements, cross-border payments, treasury operations, and global institutional use.

1.4	For the avoidance of doubt, references in this Engagement Letter to “Bridge Gold” and the “Company” shall be deemed to refer to each other. Unless the context otherwise requires, any rights, obligations, representations, or covenants attributed to either Bridge Gold or the Company shall be deemed to apply equally to the other.

1.5	The physical gold underlying the Proposed Exercise shall consist of investment-grade gold with 99.99 per cent purity (999.9 fine), be securely stored in regulated and independently audited vaults located in Singapore and Switzerland, and comply with applicable laws and recognised industry standards (“Gold Specifications and Criteria”).

1.6	The Proposed Exercise carries a gross mandate value of USD 200,000,000 in accordance with the intended allocation set out in Appendix A herein (“Allocation Schedule”).

2.	SCOPE OF WORK

2.1	The Advisor’s proposed scope of work in connection with the Proposed Exercise (“Agreed Scope of Work”) shall be as set out in Appendix B attached hereto.

2.2	As part of the Agreed Scope of Work, the Advisor shall also assist the Company in sourcing funding or financing for the acquisition of physical gold underlying the Proposed Exercise, including by identifying and introducing potential investors, lenders, or other capital providers (“Capital Partners”).

2.3	For the avoidance of doubt, the Agreed Scope of Work is provided on a best-efforts, advisory, and coordination basis. The Advisor shall not be responsible for, nor guarantee, any regulatory approval, token issuance or listing outcome, commercial success, market performance, valuation, trading volume, investor participation, or third-party deliverables. All implementation, compliance, approvals, and execution obligations remain solely with the Company and such third-party service providers as the Company may appoint.

3.	FEES

3.1	In consideration of the Agreed Scope of Work, the Company shall pay the Advisor:

(a)	a sum equal to USD 30,000,000 (exclusive of applicable taxes and disbursements) (“Cash Fee”), in accordance with the milestone payment schedule set out in Appendix C herein (“Milestone Payment Schedule”);

(b)	a success fee equal to three percent (3%) of the total aggregate supply of Bridge Gold tokens (“BGD Tokens”) minted during the Term of this Agreement (“Success Fee”); and

(c)	an asset servicing advisory fee equal to zero point five percent (0.5%) per annum by way of cash, calculated by reference to the value of the physical gold reserves held in vault as at the last business day of each calendar quarter, and payable quarterly in arrears.

3.2	For the avoidance of doubt, the Success Fee shall be:

(a)	deemed fully earned upon the successful verification and allocation of physical gold in the designated vault, followed by the corresponding minting of BGD Tokens on the blockchain ledger;

(b)	subject to a thirty-six (36) month linear vesting schedule, commencing from the date of the initial token generation event (“TGE”) (“Vesting Schedule”); and

(c)	subject to a six (6) month cliff, commencing from the date of the initial TGE. During the cliff, no tokens shall be transferable to the Advisor. Upon expiration of the cliff, the six (6) month accumulated Success Fee shall be released to the Advisor’s designated wallet. Thereafter, the remainder of the Success Fee shall be released and transferred to the Advisor on a monthly basis in accordance with the Vesting Schedule.

3.3	Unless specifically indicated otherwise herein, our services charges exclude disbursements and taxes, e.g. travelling and accommodation expenses and any other out-of-pocket expenses, including but not limited to dispatches, telephone calls, photocopying, correspondences and other customary expenses.

3.4	The above fees are subject to adjustment if it transpires in the course of the Proposed Exercise that we are required to undertake further work outside that which has been envisaged and set out above, if there is a duplicity of work as a result of the Proposed Exercise having been suspended and resumed at a later date, or if we are required to undertake further work outside that envisaged scope of work or otherwise agreed in writing, especially if we encounter unusually complex issues that are outside the ordinary course.

3.5	Smart Bridge will consult in writing with the Company / Bridge Gold before any charges or claims for out-of-pocket expenses or exceptional or other additional costs which Smart Bridge may incur from time to time, in addition to the Fees set out in Section 3.1 above. All such out-of-pocket expenses or any exceptional or additional costs incurred by Smart Bridge will be justified to the Company with valid and relevant reasons to the satisfaction of the Company.

4.	TERM

4.1	The term of this Engagement Letter shall commence on the date of this Engagement Letter and shall continue for a period of three (3) years (“Term”), unless otherwise terminated in accordance with Section 5 herein.

5.	TERMINATION

5.1	Either party herein may terminate this Engagement Letter at any time by providing sixty (60) days’ prior written notice to the other party. Upon such termination, the parties shall be released from any future performance obligations except as regards rights and liabilities which have already accrued, including the Company’s obligation to pay or deliver the Advisor all its fees chargeable and any vested portion of the Success Fee outstanding up to and including the termination effective date.

5.2	The expiry of Term or termination of this Engagement Letter shall not affect the Advisor’s entitlement to any vested portion of the Success Fee. For the avoidance of doubt, vesting shall cease on the termination effective date, but portion vested prior to that date shall remain owing and deliverable.

5.3	The termination of this Engagement Letter shall not unwind vesting that has already occurred, and the Cash Fee, once earned, shall be non-refundable.

6.	PAYMENT

6.1	Unless otherwise provided, all fees shall be due and payable within fourteen (14) days of the date of Smart Bridge’s invoice provided. Should any of Smart Bridge’s invoices remain unpaid after fourteen (14) days of its issuance, Smart Bridge shall be entitled to charge interest at the rate of one per centum (1%) per month calculated on a daily basis on any amount outstanding. Any indulgence granted by Smart Bridge in respect of the fees due and payable herein should not constitute a waiver of or prejudice against Smart Bridge’s rights thereto unless a waiver in writing has been duly granted by Smart Bridge in favor of the Company.

6.2	Unless otherwise agreed in writing, all fees due and payable by the Company under this engagement shall be paid in full, and in the currency mutually agreed upon, and free of and without any deduction or withholding for any current or future taxes, levies, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made.

6.3	Any payment(s) to Smart Bridge shall be deposited to bank account designated by Smart Bridge. There will be no services taxes charged if fees are paid to the a USD account.

7.	SURVIVAL

7.1	Sections 3, 6, 8 and 9 shall survive the termination of this Engagement Letter.

8.	LIMITATION OF LIABILITY AND INDEMNITY

8.1	The Company agrees to indemnify and hold Smart Bridge harmless from and against any and all claims, actions, demands, proceedings, liabilities or judgments and any and all losses, damages, costs, charges and expenses (including legal fees and expenses) arising from or in connection with Smart Bridge’s services to the Company in this Engagement Letter for the Proposed Exercise, except to the extent they have resulted directly and solely from Smart Bridge’s willful default or gross negligence. This clause is applicable to the extent permitted by law.

8.2	The above limitation on liability and indemnity shall apply:

(a)	to Smart Bridge as a company, as well as to Smart Bridge’s directors, associates and other employees handling or otherwise providing services in connection with the Proposed Exercise; and

(b)	regardless of the form of action, loss, damage, claim, liability, cost or expense, and whether the cause of action lies in contract, statute, tort or otherwise.

8.3	Smart Bridge will not be liable for the acts, defaults or omissions of any third party, including that of any agents or sub-contractors.

8.4	In all cases, Smart Bridge’s liability, if any, will be limited only to the direct loss suffered by the Company, our client and, even then, only to the extent that such loss was reasonably foreseeable and is caused by Smart Bridge’s direct, act, default or omission.

8.5	For avoidance of doubt, the right of third party to claim under any causes of action in relation to this engagement is specifically excluded.

8.6	In the regrettable event that a claim is brought against Smart Bridge or any of Smart Bridge’s staff based on any negligence or misconduct alleged on the Company’s part, or if Smart Bridge has to testify as witnesses because of Smart Bridge’s engagement for the Proposed Exercise, or if Smart Bridge is required to defend the confidentiality of Smart Bridge’s communications in any proceeding, the Company agrees to pay Smart Bridge for its fee charges and disbursements in accordance with the terms stated above, even if this engagement has ended by that time.

8.7	Without prejudice to anything herein, the Company shall not make any claim or commence any legal proceedings against Smart Bridge in respect of any loss incurred or suffered arising from or in connection with Smart Bridge’s services to the Company in this Engagement Letter for which Smart Bridge is liable to the Company, more than one (1) year after the later of (i) the date when the event causing such loss occurred; and (ii) the date of such transaction. Any liability of Smart Bridge to the Company in respect of any such loss shall be limited to the sum equivalent to the prevailing sum of the services charges paid to Smart Bridge by the Company.

9.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

9.1	Neither party shall divulge or communicate to any person or use or exploit for any purpose whatsoever any of the existence of this Engagement Letter, trade secrets or confidential knowledge or information or any legal, financial or trading information relating to the other party, which the relevant party may receive or obtain as a result of entering into this Engagement Letter, and shall prevent its agents, officers, servants, representatives and/or employees from so acting unless:

(a)	such disclosure is required by any written law to any regulatory, enforcement or governmental body to which it is subject to;

(b)	such disclosure is required by any court of competent jurisdiction or any government, regulatory, or administrative body

(c)	it considers it necessary to disclose the information to its professional advisers, advocates and solicitors, attorneys at law, auditors and bankers, provided that it does so on a confidential basis;

(d)	the information has come into the public domain through no fault of that party; or

(e)	written consent from the disclosing party has been obtained.

9.2	Each party agrees to the other party that it will take all reasonable measures to maintain the confidentiality of any of the trade secrets or confidential knowledge or information or any legal, financial or trading information relating to the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. In any event, such measures shall not be less than the reasonable measures adopted by a reasonable business of the similar nature of the relevant party.

9.3	Each party agrees that the trade secrets or confidential knowledge or information or any legal, financial or trading information shall only be disclosed to its agents, officers, servants, representatives and/or employees on an “need to know” basis whereby the party warrants and undertakes to ensure that the party’s agents, officers, servants, representatives and/or employees shall be bound by the confidentiality obligations of the party as contemplated herein.

9.4	Save as disclosure permitted by this Engagement Letter, the parties agree not to disclose the terms of this Engagement Letter, without the prior written permission of the other party.

10.	SUCCESSORS

10.1	This Engagement Letter shall be binding upon and inure for the benefit of each party permitted assigns and/or successors-in title. No party shall without the written consent from the other party, assign any rights, remedies and/or rights of this Engagement Letter to any third party whereby consent by the other party shall not be unreasonably withheld.

11.	FORCE MAJEURE

11.1	Neither party shall be in breach of its obligations under this Engagement Letter if it is unable to perform or fulfil any of its obligations under this Engagement Letter as a result of the occurrence of acts of God, fire, explosions, strikes, lockouts, riots, civil commotions, mobilizations threat or existence of war, blockades, embargoes, uncontrolled spread of contagious diseases, pandemics, epidemics, acts of authorities concerned or from any other causes beyond the reasonable control of a party which affects the performance of this Engagement Letter (“Force Majeure Event”).

11.2	If a Force Majeure Event occurs by reason of which a party is unable to perform any of its obligations under this Engagement Letter, that party shall notify the other party as soon as practicable of the occurrence of the Force Majeure Event and take all reasonable measures to mitigate any delay or interruption to its obligations.

11.3	Notwithstanding anything in this Engagement Letter, the time for performance of this Engagement Letter shall be extended by a period equivalent to the time lost as a result of such delay, plus such reasonable scheduled recovery time as the parties agree to be reasonable in light of the circumstances surrounding such event of delay.

11.4	If a party considers the Force Majeure Event to be of such severity or to be continuing for such period that the affected Party is unable to perform any of its obligations under this Engagement Letter, this Engagement Letter may be terminated by mutual agreement of both parties.

11.5	Neither party shall be entitled to rely upon the provisions of Section 11.4 above if one party reasonably determined that Force Majeure Event has not occurred. If the any the other party does not agree that a Force Majeure Event has occurred, the dispute may be referred to a court of competent jurisdiction.

11.6	For the avoidance of doubt, the parties shall continue to perform those parts of their obligations not affected, delayed or interrupted by a Force Majeure Event and such obligations shall, pending the outcome of Section 11.5, continue in full force and effect.

12.	NO GUARANTEE

12.1	The parties hereto acknowledge and agree that performance of Smart Bridge’s services will depend on performance by the Company, Smart Bridge cannot warrant or guarantee performance, effectiveness, results and/or completion of the Proposed Exercise as set out in this Engagement Letter. The Company further acknowledge that the performance of Smart Bridge’s services is subject to, amongst others: (i) the conduct, response, decision, and approval of engaged third party professionals, regulatory and governmental authorities, and (ii) any changes in regulations and policies. Rather, Smart Bridge shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice.

13.	PUBLICITY AND ADVERTISING

13.1	The parties hereto agree that Smart Bridge and its holding company may use the Company’s name, picture or likeness for any advertising, marketing, publicity and general business purposes at any time and may continue to use such materials after the term of this Engagement Letter. The use of the Company’s name, picture or likeliness shall not be deemed to result in any invasion of their property right, and the Company shall receive no additional consideration if the Company’s name, picture or likeness is so used. Besides, Smart Bridge shall be entitled, without the prior approval of the Company, to make any press release or required filings with any blockchain network, digital asset trading platform, exchange, or relevant regulatory authority as is required by applicable law and regulations.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	This Agreement shall be governed by and construed and enforced in accordance with the laws of Malaysia.

14.2	Any dispute, controversy or claim arising out of or in relation to this Agreement including any breach of any terms of this Agreement shall be resolved, insofar as it is possible, by mutual consultation between the Parties.

14.3	In the event that no settlement is capable to be reached by the Parties, all disputes arising out of or in connection with this Agreement, including any question relating to its existence, validity or termination, shall be resolved by the courts of Malaysia.

15.	ACCEPTANCE OF THE TERMS AND CONDITIONS OF OUR ENGAGEMENT LETTER

15.1	The Engagement Letter supersedes all prior agreements, arrangements, understandings, and undertakings between you and us, and constitutes the entire agreement between the parties. You acknowledge that no representations or promises have been made to you other than those stated in this Engagement Letter, and that the only representations or promises that you are relying on for purposes of this engagement, are set out in this Engagement Letter. This Engagement Letter may be modified only by a subsequent agreement that we will both have to execute in writing.

15.2	If you agree with the terms of our engagement as set out in this Engagement Letter, please sign the acceptance portion below and return the duplicate copy of this letter to us. In any event, the terms set out in this Engagement Letter shall be deemed to have been accepted by you upon our subsequent receipt from you or your agents of any instructions, oral or written, in connection with the Proposed Exercise.

Thank you.

Yours faithfully,

For and behalf of
SMART BRIDGE TECHNOLOGIES LIMITED

Chief Executive Officer

Accepted and agreed by:

Name:

APPENDIX A

Allocation Schedule

(Section 1.6)

The Allocation Schedule is set out below.

Category	Allocation
Gold reserve acquisition
- direct asset backing (1:1 ratio)	USD	120,000,000
Ecosystem and operational fund
- Fund for third-party service providers (audit, insurance, vault, liquidity, compliance)	USD	50,000,000
Advisor’s Cash Fee
- In consideration of Agreed Scope of Work	USD	30,000,000
Total	USD	200,000,000

APPENDIX B

Agreed Scope of Work

(Section 2.1)

The Advisor’s Agreed Scope of Work is set out below.

(a)	Jurisdictional and Entity Structuring

(i)	advise on suitable jurisdictions and entity structures for a proposed gold-backed digital asset ecosystem;

(ii)	provide structuring considerations and recommendations;

(iii)	advise on internal governance practices, including board composition and management oversight; and

(iv)	provide high-level guidance on regulatory considerations relevant to gold-backed tokenisation, such as anti-money laundering (“AML”), know-your-customer (“KYC”), sanctions, and transparency frameworks.

(b)	Market Research, Feasibility, and Assessment

(i)	conduct market research relevant to gold-backed digital assets, stablecoins, and commodity-linked tokens;

(ii)	feasibility analysis of proposed token use cases and potential adoption pathways;

(iii)	provide high-level assessment of commercial viability and operational risks; and

(iv)	provide strategic recommendations and proposed next steps based on analyses.

(c)	Coordination and Project Management

(i)	identify, shortlist, and recommend third-party service providers, including corporate service providers, legal counsels, auditors, custodians, vault operators, insurers, technology providers, and/or compliance vendors (collectively “Service Providers”);

(ii)	coordinate roles and responsibilities among appointed Service Providers, Gold Partners, and Capital Partners, as applicable;

(iii)	facilitate communication between the Company and appointed Service Providers, Gold Partners, and Capital Partners, as applicable; and

(iv)	assist in the alignment of project timelines and deliverables across stakeholders; and

(v)	source, identify, and introduce or facilitate introductions to third-party counterparties, such as gold producers, mine owners/operators and/or holders of physical gold (collectively “Gold Partners”), who may, subject to separate commercial arrangements, supply, sell, or otherwise make available physical gold to the Bridge Gold ecosystem in accordance with the Gold Specifications and Criteria.

(d)	Physical Gold Asset and Custody Architecture

(i)	advise on physical gold specifications, quality standards, and eligibility criteria;

(ii)	advise on custody structures, including allocated, unallocated, or hybrid custody structures;

(iii)	advise on proof-of-reserve, audit, and transparency frameworks; and

(iv)	advise on conceptual custody-to-token linkage models.

(e)	Token Design and Tokenomics

(i)	advise on token design, including token type, denomination, and lifecycle mechanics;

(ii)	advise on token-to-gold representation concepts;

(iii)	advise on conceptual redemption and reserve accounting logic;

(iv)	advise on transparency and disclosure principles; and

(v)	provide advisory input into whitepaper or similar disclosure materials.

(f)	Issuance and Operational Readiness

(i)	advise on issuance workflow sequencing, including TGE planning and operational considerations;

(ii)	advise on institutional wallet architecture concepts;

(iii)	prepare issuance readiness checklist, if necessary; and

(iv)	advise on liquidity and market access considerations.

(g)	Exchange Onboarding and Listing Coordination

(i)	advise on suitable listing pathways and exchange considerations;

(ii)	assist in the onboarding process and relevant due diligence;

(iii)	facilitate the communication among the Company, exchange and appointed Service Providers;

(iv)	coordinate responses to onboarding questionnaires and information requests; and

(v)	guide the Company through to the first listing approval/acceptance.

(h)	Post-Issuance Operational Advisory and Oversight

(i)	provide advisory oversight and procedural guidance in relation to minting and burning workflows;

(ii)	advise on compliance governance frameworks; and

(iii)	provide ongoing advisory support and monitoring recommendations in respect of security and technology maintenance.

(i)	Asset Servicing Advisory

(i)	advise on asset servicing frameworks and review reports produced by appointed Service Providers;

(ii)	coordinate monthly or quarterly physical gold bar counts with the appointed auditor for attestations;

(iii)	advise on proof-of-reserve architecture and review public transparency implemented by Service Providers.

(j)	Capital and Funding Advisory

(i)	identify, assess, and introduce Capital Partners to the Company for the purpose of financing gold acquisition;

(ii)	advise on suitable funding structures (equity, debt, convertible instruments, or hybrid);

(iii)	facilitate communication between the Company and prospective Capital Partners during the introduction and preliminary negotiation stages; and

(iv)	provide advisory support on investor/lender due diligence requirements and assist in preparing information materials for Capital Partners.

APPENDIX C

Milestone Payment Schedule

(Section 3.1a)

The Milestone Payment Schedule for our Advisory Fee is set out below.

Payment Milestone	Cash Fee
Upon acceptance of this Engagement Letter	USD	1,000,000
Upon delivery of jurisdictional structuring, governance framework, and market research and assessment	USD	4,000,000
Upon delivery of advisory frameworks for gold eligibility, custody models, audit, and proof-of-reserve design	USD	5,000,000
Upon appointment of Service Providers	USD	6,000,000
Upon the initial TGE	USD	6,000,000
8 equal quarterly instalments of USD 1,000,000 each instalment for post-issuance operational and advisory	USD	8,000,000
Total	USD	30,000,000